EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated financial statements of Fibre Metal Products Company and Subsidiary included in the Registration Statement and the related Prospectus of Safety Products Holdings, Inc. ("Safety Products"), which is part of the Registration Statement, and included in the Current Reports on Form 8-K/A of Safety Products and Norcross Safety Products L.L.C. filed as of the date hereof.

/s/ Rainer & Company
Newtown Square, PA
December 29, 2005